Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 18, 2020, by and among, Bally’s Corporation, a Delaware corporation (the “Company”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Sinclair Broadcast Group, Inc., a Maryland corporation (“Slapshot”), and the Company are entering into a Framework Agreement (the “Framework Agreement”), which contemplates the issuance to a subsidiary of Slapshot of warrants and options exercisable for shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) on the terms and subject to the conditions set forth in the Framework Agreement and the other Transaction Documents (as defined herein) (“Company Shares Issuances”).

WHEREAS, as of the date hereof, each of the Stockholders is the Beneficial Owner (as defined herein) of such Stockholder’s Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Slapshot and the Company entering into the Framework Agreement and the transactions contemplated thereby, each Stockholder is agreed, to enter into this Agreement and abide by the covenants with respect to such Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board has approved the Framework Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. GENERAL

Section 1.01 Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings given them in the Framework Agreement. The following capitalized terms, as used in this Agreement, have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company will not be deemed an Affiliate of any Stockholder. For purposes of this Agreement, “control” when used with respect to any Person means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Beneficial Ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” will each have a correlative meaning.

“Betworks Agreements” means the definitive agreements pursuant to which the Company agreed to acquire Betworks Corporation.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day in New York, New York on which banking institutions are authorized by law or regulations to close.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect from time to time.

“Company Shares” has the meaning set forth in Recitals.

“Company Shares Issuances” has the meaning set forth in Recitals.

“Company Stockholder Meeting” means any annual or special meeting of the stockholders of the Company (and any adjournment or postponement thereof) called with respect to, and every action or approval by written consent or consents of the stockholders of the Company with respect to, any matters arising out of the Framework Agreement and any agreements or transactions contemplated thereby (including the Company Shares Issuances).

“Covered Shares” means, with respect to a Stockholder, the specified Stockholder’s Existing Shares as of the date hereof, together with any Company Shares that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof, including upon the conversion, exercise or exchange of securities for Company Shares.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” will have a correlative meaning.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Shares” means, with respect to a Stockholder, the Company Shares set forth opposite such Stockholder’s name on Schedule 1.

“Expiration Time” means the earlier of (a) the receipt of the Requisite Stockholder Approval and (b) the time at which the Framework Agreement is terminated in accordance with its terms without the closing thereunder having occurred.

“Governmental Authority” means any regional, federal, state or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Law” means each provision of any currently implemented federal, state, provincial, territorial or local or foreign law, statute, ordinance, order, code, rule, regulation or other requirement, promulgated or issued by any Governmental Authority.

“NYSE” means New York Stock Exchange.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust, estate or other fiduciary, or other entity or organization, including any Governmental Authority.

“Requisite Stockholder Approval” means, as of any date of determination, the applicable stockholder approval required pursuant to NYSE Listing Standard Rule 312.03, the Charter and other applicable Law to allow the Company to make the Company Shares Issuances.

“SEC” means the Securities and Exchange Commission.

“Transaction Documents” means the Warrant Agreement, Option Agreement, Performance Warrant Agreement (each as defined in the Framework Agreement), and the Betworks Agreements.

II. VOTING

Section 2.01 Agreement To Vote. (a) Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder will, to the extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i)            appear at each such meeting or otherwise cause such Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, or by written consent, all of such Covered Shares (A) in favor of the Requisite Stockholder Approval and any action reasonably requested by the Company or Slapshot in furtherance of the Transaction Documents, the transactions contemplated thereby and the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there is not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters, (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Framework Agreement or any of the other Transaction Documents, or of such Stockholder contained in this Agreement, and (C) against any action, agreement or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected to, impede, interfere with, discourage, delay, postpone, adversely affect or prevent the any of the transactions contemplated by the Framework Agreement, the other Transaction Documents or this Agreement or the performance by the Company of its obligations under the Framework Agreement or any of the other Transaction Documents or by such Stockholder of its obligations under this Agreement.

(b)            Each Stockholder hereby agrees (i) not to commence or participate in and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Slapshot or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Framework Agreement, the other Transaction Documents or the transactions contemplated hereby or hereby, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board in connection with this Agreement, the Framework Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)            The obligations of each Stockholder specified in this Section 2.01 apply whether or not the Requisite Stockholder Approval or any action described above is recommended by the Board (or any committee thereof).

Section 2.02 No Inconsistent Agreements. Each Stockholder (severally and not jointly) covenants that, except for this Agreement, such Stockholder (a) has not entered into, and will not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder, (b) has not granted, and will not grant at any time prior to the Expiration Time, a proxy (except pursuant to Section 2.03), consent or power of attorney with respect to the Covered Shares of such Stockholder, and (c) has not taken and will not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement. Each Stockholder (severally and not jointly) hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and such Stockholder hereby revokes (and will cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.

Section 2.03 Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote, or act by written consent, the Covered Shares Beneficially Owned by such Stockholder in accordance with Section 2.01 as the Company or such designated Person, in its sole discretion, deem proper prior to the Expiration Time at the Company Stockholder Meeting and at any other meeting of stockholders of the Company (or adjournments or postponements thereof) at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Stockholder’s grant of the proxy contemplated by this Section  2.03 will be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least ten Business Days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card previously approved by Company (such approval not to be unreasonably withheld) directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company to enter into the Framework Agreement and is irrevocable prior to the Expiration Time, at which time any such proxy will terminate. Each Stockholder (solely in its capacity as such) will take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such Stockholder agrees that, during the term of this Agreement, such Stockholder will not, directly or indirectly, and will not permit any of its controlled Affiliates to, deposit any of such Stockholder’s Covered Shares in a voting trust, grant any proxies with respect to such Stockholder’s Covered Shares, or subject any of such Stockholder’s Covered Shares to any arrangement with respect to the voting of such Stockholder’s Covered Shares other than pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES

Each Stockholder (severally and not jointly) hereby represents and warrants to the Company as follows:

Section 3.01 Authorization; Validity of Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). If such Stockholder is married and such Stockholder’s Covered Shares constitute community property under applicable Law, this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

Section 3.02 Ownership. Except as set forth in Schedule 1, (i) such Stockholder’s Existing Shares are Beneficially Owned and owned of record by such Stockholder and (ii) such Stockholder has title to such Stockholder’s Existing Shares, free and clear of any proxy, voting restriction, adverse claim or other Encumbrances other than pursuant to this Agreement, under applicable federal or state securities Laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities Laws. As of the date hereof, such Stockholder’s Existing Shares listed on Schedule 1 constitute all of the Company Shares (or any other equity interests of the Company) Beneficially Owned by such Stockholder and all of the Company Shares (or any other equity interests of the Company) owned of record by such Stockholder. Each Stockholder has and will have at all times through the Expiration Time voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article II and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Stockholder at all times through the Expiration Time.

Section 3.03 No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any applicable Law or, if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of such Stockholder or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, amendment or cancellation of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets (including such Stockholder’s Existing Shares) may be bound.

Section 3.04 Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any required reports with the SEC. Except as such spouses who have signed this Agreement, no consent of such Stockholder’s spouse is necessary under any community property or other applicable Law in order for such Stockholder to enter into and perform its obligations under this Agreement.

Section 3.05 Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.06 Adequate Information. Such Stockholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the transactions contemplated by this Agreement and the Framework Agreement and concerning the business and financial condition of the Company to make an informed decision regarding the matters referred to herein and has independently, without reliance upon Slapshot or the Company, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement.

Section 3.07 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Slapshot or the Company in respect of this Agreement or the Framework Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 3.08 Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Framework Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Framework Agreement governs the terms of the transactions contemplated thereby.

IV. OTHER COVENANTS

Section 4.01 Stock Dividends, Etc. In the event of any change in Company Shares by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” will be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Each Stockholder agrees that all Company Shares that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall be deemed to constitute Covered Shares for all purposes of this Agreement.

Section 4.02 Transfer. Each Stockholder agrees that until the Expiration Time, such Stockholder will not, directly or indirectly, and will not permit any of its controlled Affiliates to, transfer, sell, offer, exchange, assign, convey any legal or Beneficial Ownership interest in or otherwise dispose of any of their respective Covered Shares or any voting interest therein unless the transferee agrees in a writing to be bound by all of the terms of this Agreement as a Stockholder or pursuant to a trading plan established by such Stockholder prior to the date of this Agreement in accordance with Rule 10b5-1 under the Exchange Act.

Section 4.03 Further Assurances. From time to time, at Slapshot’s or Company’s reasonable request and without further consideration, each Stockholder (severally and not jointly) agrees to cooperate with Slapshot and the Company in making all filings and obtaining all consents of Governmental Authorities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement and the Framework Agreement. Without limiting the foregoing, each Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement, such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

V. MISCELLANEOUS

Section 5.01 Termination. This Agreement will remain in effect until the Expiration Time, at which time this Agreement will terminate and be of no further force or effect. Neither the provisions of this Section 5.01 nor the termination of this Agreement relieves (a) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration or (b) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Framework Agreement relieves any Stockholder from any liability arising out of or in connection with a breach of this Agreement.

Section 5.02 No Agreement As Director or Officer. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement limits or restricts a Stockholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in such Person’s sole discretion on any matter (it being understood that this Agreement applies to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company).

Section 5.03 No Ownership Interest. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares will remain vested in and belong to such Stockholder, and nothing herein will, or will be construed to, grant Slapshot any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement will be interpreted as creating or forming a “group” with any other Person, including Slapshot, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.04 Notices. All notices, requests and other communications to any party hereunder must be in writing (including facsimile transmission and e-mail transmission) and will be deemed given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the date of delivery, or (iii) if delivered by electronic mail, when delivered. Notices, demands and communications to any party hereto shall be sent to the address, facsimile number or email address indicated below:

if to the Company to:

Bally’s Corporation

100 Westminster Street

Providence, RI 02903

Attention: Craig Eaton, Chief Legal Officer

E-mail: ceaton@twinriver.com

with a copy (which will not constitute notice) to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention:    Robert Profusek

E-mail:          raprofusek@jonesday.com

and

if to a Stockholder, to the applicable address set forth on Schedule 1,

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to the provisions hereof. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication will be deemed to have been received on the next succeeding Business Day.

Section 5.05 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, have the meaning as defined in this Agreement. Any singular term in this Agreement includes the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.06 Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by all of the other parties hereto.

Section 5.07 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.

Section 5.08 Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial. This Agreement and all claims or causes of action (whether at law or in equity, in contract or tort) that may be based on upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated by this Agreement, will be governed by and construed in accordance with the domestic substantive or procedural Laws of the State of Delaware, including its statute of limitations, without regard to the conflicts of law rules (whether of such state or any other jurisdiction) that would result in the application of Laws of a different jurisdiction.

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) must be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, service of process on a party as provided in Section 5.04 will be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.09 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.10 Remedies. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party waives any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 5.12 Successors And Assigns; Third Party Beneficiaries. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that Slapshot is an intended third-party beneficiary of the covenants of the obligations of the Company under the following sentence with the right to enforce such obligations against the Company. The Company may not amend this Agreement, waive or fail to exercise or enforce any of its rights, or release any Stockholder from any of its obligations under this Agreement, without the prior written consent of Slapshot.

Section 5.13 Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

BALLY’S CORPORATION

By:	/s/ Marc A. Crisafulli
Name: Marc A. Crisafulli
Title: Executive Vice President, Strategy & Operations

[Signature Page To Voting And Support Agreement]

STANDARD RI LTD

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Director

[Signature Page to Voting and Support Agreement]

By:	/s/ Marc Crisafulli
Name: Marc Crisafulli

[Signature Page to Voting and Support Agreement]

/s/ Stephen H. Capp
Stephen H. Capp

/s/ Patricia G. Capp
Patricia G. Capp
[Spouse signature]

[Signature Page to Voting and Support Agreement]

/s/ Terrence Downey
Terrence Downey

[Signature Page to Voting and Support Agreement]

/s/ Craig L. Eaton
Craig L. Eaton

[Signature Page to Voting and Support Agreement]

/s/ George T. Papanier
George T. Papanier

/s/ Julie Papanier
Julie Papanier
[Spouse signature]

[Signature Page to Voting and Support Agreement]

/s/ Jeffrey W. Rollins
Jeffrey W. Rollins

[Signature Page to Voting and Support Agreement]

/s/ Wanda Y. Wilson
Wanda Y. Wilson

[Signature Page to Voting and Support Agreement]

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Number of Existing Shares of Company Shares	Address for Notice
Standard RI Ltd	11,471,463	c/o Standard General L.P. 767 Fifth Ave, 12th Floor N.Y., NY 10153 Attention: Gail Sterner E-mail: gsterner@standardgeneral.com
George T. Papanier	308,195	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: gpapanier@twinriver.com
Stephen H. Capp	282,818	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: scapp@twinriver.com
Marc A. Crisafulli	5,257	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: mcrisafulli@twinriver.com
Craig L. Eaton	123,835	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: ceaton@twinriver.com
Jeffrey W. Rollins	87,104	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: jeff.rollins@jwrollinsassoc.com
Terrence Downey	10,529	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: tpdowney@me.com
Wanda Y. Wilson	11,528	c/o Bally’s Corporation 100 Westminster Street Providence, Rhode Island 02903 E-mail: wywilson1967@gmail.com